Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

Warren Resources, Inc.:

We consent to the incorporation by reference in the Registration Statements of Warren Resources, Inc. on Form S-3 (File Nos. 333-186625 and 333-198815) and on Form S-8 (File Nos. 333-125277 and 333-169447) of information contained in our report dated June 25, 2014, with respect to the balance sheets of TLK Partners LLC as of December 31, 2013 and 2012, and the related statements of operations and members’ deficit, and cash flows for the years then ended and the related notes to the financial statements, which report appears in Exhibit 99.4 to the Current Report on Form 8-K of the Company dated as of August 12, 2014.

/s/ HoganTaylor LLP
Oklahoma City, Oklahoma
March 11, 2015